UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2004

Minuteman International, Inc.

(Exact name of registrant as specified in its charter)

Illinois	000-15582	36-2262931
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 South Rohlwing Road
Addison, Illinois  60101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (630) 627-6900

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events.

On April 5, 2004, Minuteman International, Inc. (the “Company”) announced that it has received a letter from Hako-Werke International GmbH, a German corporation (“Hako-Werke International”), expressing an interest in acquiring all of the outstanding shares of common stock of the Company that are not already owned by a subsidiary of Hako-Werke International.  Hako-Werke International owns, through its subsidiary, approximately 68% of the issued and outstanding common stock of the Company.  In its letter, Hako-Werke International stated that such an acquisition would most likely involve a cash tender offer for any and all of the outstanding common stock of the Company.  The closing of such offer would be conditioned on Hako-Werke International beneficially owning 90% of the outstanding Company shares after the offer’s consummation.  If such condition is met and the tender offer is completed, the Company would likely undergo a “short-form” merger with a subsidiary of Hako-Werke International as soon as practicable after the tender offer.

The Board of Directors of the Company has formed a Special Committee of independent directors to review the offer price and other terms of the proposed transaction.  The Special Committee will retain its own legal counsel and independent financial advisor to assist it in evaluating the proposed transaction on behalf of the public shareholders of the Company.  To date, neither the Company nor the Special Committee has performed any due diligence with respect to the proposal.

A copy of the press release issued by the Company on April 5, 2004, announcing the proposal by Hako-Werke International, is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.  The press release should be read in conjunction with the Note Regarding Forward Looking Statements, which is included in the text of such press release.

Item 7.   Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release, dated April 5, 2004, of Minuteman International, Inc., announcing a going-private proposal by its majority shareholder, Hako-Werke International GmbH.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    April 5, 2004

Minuteman International, Inc.

By:
Gregory J. Rau
President and Chief Executive Officer

Minuteman International, Inc.

Exhibit Index

Exhibit Number	Description of Exhibit

99.1	Press Release, dated April 5, 2004, of Minuteman International, Inc., announcing a going-private proposal by its majority shareholder, Hako-Werke International GmbH.